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                                                                    EXHIBIT 23.5


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Joint Registration Statement on Form S-3 (File No. 333-29671 and 333-29671-01) of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company of our reports (i) dated March 7, 1997 except for note 12 as to which the date is October 7, 1997 on our audit of the Financial Statements of SCP (Bunes), Inc., as of and for the year ended December 31, 196, all of which are included in the Joint Current Report on Form 8-K dated September 30, 1997 of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company.


                                                       /s/ COOPERS & LYBRAND LLP


Phoenix, Arizona
October 22, 1997